UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

Amendment No. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933,

INNERSCOPE ADVERTISING AGENCY, INC.

(Exact name of registrant as specified in its charter)

Nevada	7311	46-3096516
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Matthew Moore, President

InnerScope Advertising Agency, Inc.

2281 Lava Ridge Court, Ste. 130

Roseville, CA 95661

Phone: 916-218-4100
(Name, address and telephone number of agent for service)

Copies to: Ryan S. Anderson, Esq.

Anderson Hayes, P.C.

6014 Paseo Delicias

P.O. Box 752

Rancho Santa Fe, CA 92067

858-756-5558

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unite (1)(2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock offered by our Selling Shareholders	302,000	$0.10	$302,000	$30.41

(1)	Registration fee has been paid via check.
(2)	This is the initial offering and no current trading market exists for our common stock. The price paid for the currently issued and outstanding stock was $0.10 per share for 302,000 shares to unaffiliated investors. Founding shareholders, offices and directors were issued in the aggregate 20,000,000 shares of common stock.
(3)	Estimated solely for the purpose of computing the amount of the registration fee and based upon the amount of consideration received by InnerScope Advertising Agency, Inc. pursuant to Rule 457(a) under the Securities Act of 1933, as amended. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-K requirements, certain factor(s) must be considered and utilized in determining the offering price. The offering price of $0.10 per share was determined arbitrarily by us. The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

2

The information in this preliminary prospectus is not complete and may be changed. We may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, _________________, 2016

INNERSCOPE ADVERTISING AGENCY, INC.

The Securities Being Offered for Resale are Shares of Common Stock of InnerScope Advertising Agency, Inc.

Shares Offered by Security Holders in Resale Offering

302,000

This prospectus relates to the resale by the selling stockholders of an aggregate of 302,000 shares of our common stock, par value $.001, per share all of which shares of common stock were issued to the selling stockholders. As of March 31, 2016, the Company had 20,302,000 shares of Common Stock issued and outstanding.

Selling stockholders will sell their shares at a price of $0.10 per share until our shares are quoted on one of the tiers of the OTC Markets.com (the “OTC Markets”) and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares of common stock in this offering.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not currently traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Markets. We do not yet have a market maker who has agreed to file such application nor can there be any assurance that such an application for quotation will be approved. We will bear the expenses relating to the registration of the Shares. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from an investment in the Shares.

We are an “emerging growth company” as defined in the Securities and Exchange Commission rules and we will be subject to reduced public reporting requirements. See “JOBS Act” discussion contained herein.

Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application will be made for the common stock to be traded on the OTC Markets. However, there can be no assurance that our shares will ever be accepted for trading on the OTC Markets.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

3

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus

The date of this prospectus is _____________, 2016.

4

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms " InnerScope Advertising Agency", “InnerScope”, “IAA”, "Company", "we," "us," or "our" refer to InnerScope Advertising Agency, Inc..

Our Company

InnerScope Advertising Agency, Inc. (IAA) is a Nevada Corporation incorporated June 15, 2012, with its principal place of business in Roseville, California. On June 20, 2012, IAA acquired InnerScope Advertising Agency, LLC. Through this Acquisition and Plan of Share Exchange with InnerScope Advertising Agency, LLC (“ILLC”), a commonly owned entity, IAA acquired a 100% interest of all membership interests in ILLC. On November 1, 2013, IAA entered into an Acquisition and Plan of Share Exchange with Intela-Hear, LLC (“Intela-Hear”), a commonly owned entity, whereby IAA acquired 100% of the outstanding membership interests of Intela-Hear. IAA (herein after referring to IAA, ILLC and Intela-Hear or “the Company”) was formed to fill the gap in the advertising/marketing side of the hearing device industry. Both ILLC and Intela-Hear were controlled and majority owned by our Chairman. Moore Family Hearing Company (“MFHC”), a related party, controlled by our Chairman, accounted for approximately 100% and 82% of our sales for the three months ended March 31, 2016 and 2015, respectively, and 83% and 92% of our sales for the years ended December 31, 2015 and 2014, respectively.

5

IAA is dedicated to serving the retail hearing aid dispensing community through generating traffic and consumer interest for hearing aid dispensing practices. Whether the practice is small, medium or large, the Company has previously shown an ability to increase the total revenue without increasing cost. There are over 14,000 retail hearing aid dispensing practices in the United States. The company operates in a highly competitive and growing industry. The proliferation of media channels, including the rapid development of interactive technologies and mediums, along with their integration within all offerings has fragmented consumer audiences, especially the 55+ age sector which is IAA client’s primary targeted audience. These developments make it more complex for marketers to reach their target audiences in a cost-effective way, causing them to turn to marketing service providers such as IAA for a customized mix of advertising and marketing communications services designed to make the best use of their total marketing expenditures.

IAA has operated in many major markets across the United States and continues to provide a comprehensive range of services to MFHC grouped into four fundamental disciplines: advertising/marketing, customer relationship management (CRM), public relations and specialty communications.

Management believes the acquisition of Intela-Hear provides the potential for expanding the company’s business model through a potential value proposition to the hearing aid dispenser. Intela-Hear future plans will enable independent hearing aid practitioners to leverage the purchasing power of the hearing devices by grouping together and aggregating their purchases. This group will be managed by Intela-Hear and be known as the Intela-Hear Alliance (Alliance). The potential savings to the member of the Alliance may be significant and may increase their operating margin. On April 2, 2013, Intela-Hear executed a 10 Year Supply Agreement with GN Hearing Care Corporation, DBA as GN Resound (“GN Resound”), one of the world’s leading manufacturers of hearing devices. This supply agreement enables the Company to offer hearing aids to independent hearing aid practitioners.

Additionally, Intela-Hear Alliance members can also utilize the expertise of IAA in marketing and advertising to potentially increase the member’s units sold per month. IAA uses Geographical and Demographical targeted Direct Mail campaigns as well as print advertising in local newspapers during a promotional event. The goal is for Alliance members to work with IAA to create an exclusive and time-sensitive promotion for buying devices without the consumer researching their local market for the same product at a cheaper price, a common problem for the industry and individual businesses. Oftentimes, the consumer researches the same product and compares prices with other local hearing device retailers on the Internet and purchases the hearing device with the cheapest, but not always the best hearing aid retailer. The company anticipates that the IAA approach combined with Intela-Hear Alliance may increase the efficiency of the promotion.

We may raise additional capital by selling shares of our common stock or borrowing funds. We have no commitments from any source to provide additional funding. There can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

The Company’s principal business address is 2281 Lava Ridge Court, Ste. 130, Roseville, CA 95661. The telephone number at that address is (916) 218-4100 and our website addresses include www.innerscopeadagency.com and www.intelahearalliance.com. The Company’s fiscal year end is December 31.

Implications of Being an Emerging Growth Company

We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

6

Following this offering, we will continue to be an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Summary of the Offering

Common stock outstanding before the offering	20,302,000

Common stock offered by selling shareholders	302,000

Common stock to be outstanding after the offering	20,302,000

Offering Price Per Share	$0.10 (until our shares are quoted on the OTC Markets and thereafter at prevailing market prices or privately negotiated prices).

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

The above information regarding common stock to be outstanding after the offering is based on 20,302,000 shares of common stock outstanding as of May 25, 2016.

Decision to Go Public

The Company’s officers and directors believe that potential investors are more inclined to invest in the Company if the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides investors with updated material information about the Company and the ability of the company’s investors to resell their shares through the facilities of the securities markets, assuming the Company finds a market maker in order to have it shares of common stock quoted on one of the tiers of the OTC Marketplaces. Our officers and directors believe that the disadvantages of becoming a public company are the continuing reporting costs of being a reporting issuer under the Exchange Act and reluctance of persons qualified to serve as directors of the Company because of director’s exposure to possible legal claims. Additional disadvantages include the Company’s status as an early stage company, and management’s limited amount of time that will be devoted to the Company.

7

SUMMARY FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our summary financial data. The statements of operations for the three months ended March 31, 2016, and the balance sheet data as of March 31, 2016 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. You should read the following information together with the more detailed information contained in “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. The statements of operations for the years ended December 31, 2015 and 2014, and balance sheet data as of December 31, 2015, are derived from our audited financial statements included elsewhere in this prospectus. You should read the following information together with the more detailed information contained in “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future.

	Three Months Ended March 31,		Years Ended December 31,
	2016	2015	2015	2014
Statement of Operations Data
Revenues, related party	$192,000	$172,800	$720,000	$624,000
Revenues, other	—	38,271	152,329	54,399
Total Revenues	192,000	211,071	872,329	678,399
Operating expenses	202,588	177,069	784,719	717,917
Income (loss) from operations	(10,588)	34,002	87,609	(39,518)
Other income	77	77	308	306
Net income (loss)	$(10,511)	$34,079	$70,853	$(39,212)

Net income (loss) per common share	$0.00	$0.00	$0.00	$(0.00)
Shares used in computed earnings (loss) per share	20,302,000	20,302,000	20,302,000	20,202,709

	March 31, 2016 Unaudited	December 31, 2015 Audited
Balance Sheet Data:
Cash and cash equivalents	$32,870	$67,841
Note and interest receivable, officer	$21,388	$21,311
Due from related party	$86,518	$99,496
Total assets	$179,933	$195,674
Total liabilities	$23,667	$28,898
Total stockholders' equity	$156,266	$166,776

8

RISK FACTORS

An investment in these securities involves a high degree of risk and is speculative in nature. You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled "Forward Looking Statements." The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company's business operations. The following risk factors are what we believe are material risks related to the Company and an investment in the Company. If any of the following risks actually occur, the Company's business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment. Investors are urged to perform their own due diligence, with the help of their investment, accounting, legal and/or other professional and to make an independent decision regarding an investment in the Shares.

Risks Related to Our Business and Our Industry

Our largest customer, Moore Family Hearing Company, Inc. (“MFHC”), accounts for a significant majority of our business and is owned and managed by our directors and officers.

MFHC accounted for approximately 100% and 82% of our sales for the three months ended March 31, 2016 and 2015, respectively and 83% and 92% of our sales for the years ended December 31, 2015 and 2014, respectively. A loss of this account would have a significant negative impact on our operations and ability to continue as a going concern. Our ability to attract new clients and to retain existing clients may also, in some cases, be limited by clients’ policies or perceptions about conflicts of interest.

Our President, Mr. Matthew Moore, and members of our board of directors, own MFHC, which could create a conflict of interest.

Mr. Moore is the Director of Marketing of MFHC, our Chairman is the Chief Executive Officer of MFHC and our treasurer and director is also the Chief Financial Officer and director of MFHC.

While we do not expect that our President, Mr. Matthew Moore or other members of our Board of Directors will have any material relationships with any companies in the hearing aid advertising industry adverse to us, these other affiliations and corporations could cause distraction to Mr. Moore as our President if he focuses a substantial portion of his time on them., and the involvement of Mr. Moore with other corporations could cause conflicts of interest with us.

These relationships may create conflicts of interest not in the best interest of us or our shareholders from time to time. This could result in an adverse effect on our business, financial condition, results of operation and cash flows.

We have incurred losses or minimal profits annually from operations since inception and any losses threaten the company’s ability to remain in business and pursue our business plan.

Since inception we have generated minimum cumulative profits from operations. For the three months ended March 31, 2016 we incurred a net loss of $10,511 and for the years ending December 31, 2015 and 2014, we incurred net income of $70,853 and a net loss of $39,212, respectively, and we anticipate incurring additional losses from operating activities in the near future. Even if we are able to obtain additional equity financing, investors have no assurance we will be able achieve profitability in our operations. Until we achieve break even between revenues and expenses, we will remain dependent on obtaining additional debt and equity funding. In the event we do not become profitable within a reasonable period of time, we may cease operations, in which event you will lose your entire investment.

A significant part of our business plan depends on marketing of our products and services, which may not be accepted in the marketplace.

Our industry is extremely competitive and we have yet to attain a market share. In order to achieve successful operations we will depend on effective marketing to gain a significantly larger market share. At the date of this offering, we have one employee who devotes their time to marketing. We do not engage independent sales representatives. We do not employ a marketing agency. Employing a greater number of marketing personnel or a marketing agency would require greater financial resources than we currently possess. Furthermore, our ability to attract independent sales representatives may be limited without greater name recognition, an advertising campaign and market penetration. Unless we are able to address these limitations in our marketing capabilities, you may expect our revenues to be limited and we may have difficulty staying in business. And under such circumstances, our stock would not gain in value.

9

We operate in and plan to expand into extremely competitive environments, which will make it difficult for us to achieve market recognition and revenues.

We operate in an extremely competitive environment and the markets for our products and services are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. Our success depends, in substantial part, on the timely and successful introduction of our new products and services and thereafter upgrades of our products and services to comply with emerging industry standards and to address competing technological and product developments by our competitors. We may focus our resources on technologies that do not become widely accepted, are not timely released or are not commercially viable. In addition, our products may contain defects or errors that are detected only after deployment. If our products are not competitive or do not work properly, our business could suffer and our financial performance could be negatively impacted. You have no assurance that our new products and services, which we intend to be a significant part or our business, will be accepted in the marketplace. If our products and services do not achieve market acceptance, our revenues will be significantly below the level we anticipate.

We are an early-stage company with an unproven business model and our business may not become profitable.

We are an early-stage health care company with a limited operating history upon which you can evaluate our business. We have very limited historical financial data. As a result of these factors, the revenue and income potential of our business is unproven, and we have only a limited operating history upon which to base an evaluation of our current business and future prospects. Because of our limited operating history and because the health care industry is rapidly evolving, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business. Early-stage companies in new and rapidly evolving markets such as ours frequently encounter risks, uncertainties and difficulties, including those described in this section. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business, financial condition, results of operations and prospects to suffer.

While, management believes our current operations differs from our competitors because of the array of marketing and advertising services we provide, there will be an added competitive advantage as our future plans pursuant to our acquisition of Intela-Hear, depends on developing the Alliance business model. The Alliance business model differs from those of many of our competitors, and customers may be reluctant to adopt our model. This reluctance may hinder our ability to gain new customers and to expand our business.

Our revenues are highly susceptible to declines as a result of unfavorable economic conditions.

Economic downturns could affect the hearing aid industry more severely than other industries, and the recovery of the hearing aid industry could lag that of the economy generally. In the past, some clients have responded to weakening economic conditions with reductions to their purchases of hearing aids in general and marketing budgets specifically, which include discretionary components that are easier to reduce in the short term than other operating expenses. This pattern may recur in the future. A decrease in our revenue could pose a challenge to our cash generation from operations.

Our financial condition could be adversely affected if our available liquidity is insufficient.

If our business is significantly adversely affected by further deterioration in the economic environment or otherwise, it could lead us to seek new or additional sources of liquidity to fund our needs. Currently, for a non-investment-grade company such as ours, the capital markets are challenging, with limited available financing and at higher costs than in recent years. There can be no guarantee that we would be able to access any new sources of liquidity on commercially reasonable terms or at all.

We may lose or fail to attract and retain key employees and management personnel.

Our employees, including creative, research, media and account specialists, and their skills and relationships with clients, are among our most important assets. An important aspect of our competitiveness is our ability to attract and retain key employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award, and could be adversely affected by our financial or market performance.

10

We currently have only a small management team and staff, which could limit IAA’s ability to effectively seize market opportunities and grow our business.

IAA’s operations are subject to all of the risks inherent in a growing business enterprise, including the likelihood of operating losses. As a smaller company with a limited operating history, IAA’s success will depend, among other factors, upon how IAA will manage the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a new business, products and channels of distribution, and current and future development. In addition, as a company with a limited operating history IAA has only a small management team and staff to grow IAA’s business and manage the risks inherent in a growing business enterprise. These factors could limit IAA’s ability to effectively seize market opportunities and grow IAA’s business.

We are subject to regulations and other governmental scrutiny that could restrict our activities or negatively impact our revenues.

Our industry is subject to government regulation and other governmental action, both domestic and foreign. There has been an increasing tendency on the part of advertisers and consumer groups to challenge advertising through legislation, regulation, the courts or otherwise, for example on the grounds that the advertising is false and deceptive or injurious to public welfare. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products. Representatives within government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising, which, if successful, may have an adverse effect on advertising expenditures and consequently our revenues.

We will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit. We will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our results could be harmed.

Due to our evolving business model, the unpredictability of new markets that we intend to enter and the unpredictability of future general economic and financial market conditions, we may not be able to accurately forecast our rate of growth. We plan our expense levels and investment on estimates of future revenue and future anticipated rate of growth. As a result, we expect that our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis

11

We may in the future be sued by third parties for alleged infringement of their proprietary rights.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We may receive in the future communications from third parties claiming that we have infringed the intellectual property rights of others. We may in the future be, sued by third parties for alleged infringement of their proprietary rights. Our technologies may not be able to withstand any third-party claims against their use. The outcome of any litigation is inherently uncertain. Any intellectual property claims, whether with or without merit, could be time-consuming and expensive to resolve, could divert management attention from executing our business plan and could require us to change our technology, change our business practices and/or pay monetary damages or enter into short- or long-term royalty or licensing agreements which may not be available in the future at the same terms or at all. In addition, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim. Any adverse determination related to intellectual property claims or litigation could prevent us from offering our service to others, or could otherwise adversely affect our operating results or cash flows or both in a particular quarter.

We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our service.

We will rely on computer hardware purchased or leased and software licensed from third parties in order to offer our proposed service, including database software from Oracle Corporation and an open source content management system. This hardware and software may not continue to be available at reasonable prices or on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could significantly increase our expenses and otherwise result in delays in the provisioning of our service until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party hardware or software could result in errors or a failure of our service which could harm our business.

Our business could be adversely affected if our customers are not satisfied with their purchase through us or the implementation and customization services provided by third party Service Providers.

Our business will depend on our ability to satisfy our potential customers. If a customer is not satisfied with the quality of the product or service, the customer's dissatisfaction could damage our ability to obtain additional or future orders from that customer. In addition, potential negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with prospective customers.

We are dependent on our President and outsourced consultants, and the loss of one or more of these individuals could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our President Matthew Moore. We do not maintain key person life insurance policies on our President. The loss of the services of our President could seriously harm our business.

Our President is also the Director of Marketing of Moore Family Hearing Corporation.

12

Our future growth may be dependent in part on our distribution arrangements directly with retailers and regional retail accounts. If we are unable to establish and maintain these arrangements, our results of operations and financial condition could be adversely affected.

Our future growth may be dependent in part on our distribution arrangements directly with retailers and regional retail accounts. If we are unable to establish and maintain these arrangements, our results of operations and financial condition could be adversely affected. We currently have distribution arrangements with a few regional retail accounts to distribute our products directly through their venues; however, there are several risks associated with this distribution strategy. First, we do not have long-term agreements in place with any of these accounts and thus, the arrangements are terminable at any time by these retailers or us. Accordingly, we may not be able to maintain continuing relationships with any of these national accounts. A decision by any of these retailers, or any other large retail accounts we may obtain, to decrease the amount purchased from us or to cease carrying our products could have a material adverse effect on our reputation, financial condition or results of operations. In addition, we may not be able to establish additional distribution arrangements with other national retailers. In addition, our dependence on large regional retail chains may result in pressure on us to reduce our pricing to them or seek significant product discounts. In general, our margins are lower on our sales to these customers because of these pressures. Any increase in our costs for these retailers to carry our product, reduction in price, or demand for product discounts could have a material adverse effect on our profit margin.

Our ability to grow our business may depend on developing a positive brand reputation and member loyalty.

Establishing and maintaining a positive brand reputation and nurturing member loyalty is critical to attracting new customers. We expect to expend reasonable but limited resources to develop, maintain and enhance our brand in the near future. In addition, nurturing customer loyalty will depend on our ability to provide a high-quality user experience. If we are unable to maintain and enhance our brand reputation and customer satisfaction, our ability to attract new customers will be harmed.

Investors may lose their entire investment if we fail to reach profitability.

We commenced business in 2006. We have no demonstrable operations record from which you can evaluate the business and its prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives. To date, we have incurred losses and will continue to do so in the foreseeable future. Investors should therefore be aware that they may lose their entire investment in the securities.

In order to execute our business plan, we may need to raise additional capital. If we are unable to raise additional capital, we may not be able to achieve our business plan and you could lose your investment.

We may need to raise additional funds through public or private debt or equity financings as well as obtain credit from vendors to be able to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds or credit from our vendors, we will be unable to execute our business plan and you could lose your investment. Management estimates we will need approximately $100,000 to fully implement, execute and launch our Alliance program.

We have limited protection of our intellectual property.

Our business prospects do not rely upon company-owned patented technologies. Our business prospects will depend largely on our ability to service and support customers and deliver IAA services and solutions. There can be no assurance that we will be able to adequately protect our trade secrets. In the event competitors independently develop or otherwise obtain access to our know-how, concepts or trade secrets, we may be adversely affected.

Purchasers of the Shares may incur immediate substantial dilution.

Purchasers in this offering may incur substantial dilution in the future. There is no assurance that our net tangible book value per share in the future will equal or exceed the offering price.

13

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our current business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and/or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. We caution you that actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all United States and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, there can be no assurance that our policies and procedures will always ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation in the United States and internationally or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Our business model is subject to change

We may elect from time to time to make pricing, service, hiring and marketing decisions that could increase our expenses, affect our revenues and impact our financial results. Moreover, because our expense levels in any given quarter are based, in part, on management’s expectations regarding future revenues, if revenues are below expectations, the effect on our operating results may be magnified by our inability to adjust spending in a timely manner to compensate for a shortfall in revenues. The extent to which expenses are not subsequently followed by increased revenues would harm our operating results and could seriously impair our business.

Our Directors and Officers possess the majority of our voting power, and through this ownership, control our Company and our corporate actions.

Our current Officers and Directors as a group hold approximately 90% of the voting power of the outstanding shares immediately after this Offering. As a result of this substantial ownership in our common stock, our officers and directors have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Our officers and/or directors may also have the power to prevent or cause a change in control. In addition, without their consent, we could be prevented from entering into transactions that could be beneficial to us. For additional details concerning voting power please refer to the section below entitled “Description of Securities.”

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business. Some of the individuals who now constitute our management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations

14

We will incur increased costs as a result of being a public company. These costs will adversely impact IAA’s results of operations.

We are not currently a public company; however, if IAA becomes a public company, IAA will incur significant legal, accounting and other expenses that a private company does not incur. We estimate these costs to be approximately $100,000 annually and include the costs associated with having our financial statements prepared, audited and filed with the Securities and Exchange Commission (“SEC”) via EDGAR (the Electronic Data Gathering, Analysis, and Retrieval system) and XBRL (eXtensible Business Reporting Language) costs. In addition, we have costs associated with our transfer agent. The Sarbanes-Oxley Act of 2002 (SOX) and related rules resulted in an increase in costs of maintaining compliance with the public reporting requirements, as well as making it more difficult and more expensive for us to obtain directors' and officers' liability insurance. These added costs will delay the time in which we may expect to achieve profitability, if at all.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

As we attempt to expand our customer base through our marketing efforts, our new customers may use our products differently than our existing customers and, accordingly, our business model may not be as efficient at attracting and retaining new customers.

As we attempt to expand our customer base, our new customers may use our products differently than our existing customers. For example, a greater percentage of new customers may take advantage of the free trial period we offer but ultimately choose to use another form of marketing to reach their constituents. If our new customers are not as loyal as our existing customers, our attrition rate will increase and our customer referrals will decrease, which would have an adverse effect on our results of operations. In addition, as we seek to expand our customer base, we expect to increase our spending on sales and marketing activities in order to attract new customers, which will increase our operating costs. There can be no assurance that these sales and marketing efforts will be successful

U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email marketing solution, and establishes financial penalties for non-compliance, which could increase the costs of our business.

U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email marketing solution, and establishes financial penalties for non-compliance, which could increase the costs of our business. In December 2003, Congress enacted Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. The ability of our customers’ constituents to opt out of receiving commercial emails may minimize the effectiveness of our email marketing solution. Moreover, non-compliance with the CAN-SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our customers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or increase our operating costs.

15

Government regulation of the Internet, e-commerce and m-commerce is evolving, and unfavorable changes or failure by us to comply with these laws and regulations could substantially harm our business and results of operations.

Government regulation of the Internet, e-commerce and m-commerce is evolving, and unfavorable changes or failure by us to comply with these laws and regulations could substantially harm our business and results of operations. We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, e-commerce and m-commerce in a number of jurisdictions around the world. Existing and future regulations and laws could impede the growth of the Internet, e-commerce, m-commerce or other online services. These regulations and laws may involve taxation, tariffs, privacy and data security, anti-spam, data protection, content, copyrights, distribution, electronic contracts, electronic communications and consumer protection. It is not clear how existing laws and regulations governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws and regulations were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet, e-commerce or m-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet, e-commerce or m-commerce may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot assure you that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant resources in defense of these proceedings, distract our management, increase our costs of doing business, and cause consumers and retailers to decrease their use of our marketplace, and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of noncompliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and mobile applications or may even attempt to completely block access to our marketplace. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected and we may not be able to maintain or grow our net revenues as anticipated

Our business practices with respect to data and consumer protection could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy, data protection and consumer protection.

Our business practices with respect to data and consumer protection could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy, data protection and consumer protection. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we collect. We strive to comply with all applicable laws, regulations, self-regulatory requirements and legal obligations relating to privacy, data protection and consumer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot assure you that our practices have complied, comply, or will comply fully with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with federal, state or international laws or regulations, including laws and regulations regulating privacy, data security, marketing communications or consumer protection, or other policies, self-regulatory requirements or legal obligations could result in harm to our reputation, a loss in business, and proceedings or actions against us by governmental entities, consumers, retailers or others. We may also be contractually liable to indemnify and hold harmless performance marketing networks or other third parties from the costs or consequences of noncompliance with any laws, regulations, self-regulatory requirements or other legal obligations relating to privacy, data protection and consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business. Any such proceeding or action, and any related indemnification obligation, could hurt our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business and cause consumers and retailers to decrease their use of our marketplace, and may result in the imposition of monetary liability.

16

The Company may lose its status as an Emerging Growth Company.

Under Section 2(a)(19) of the Securities Act of 1933 and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an Emerging Growth Company ("EGC") will lose its EGC status upon the earliest of:

  the last day of the first fiscal year in which the company's annual gross revenues exceed $1 billion;
  the date on which the company is deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Exchange Act);
  the date on which the company has, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
  the last day of the fiscal year in which the fifth anniversary of the company's first sale of equity securities pursuant to an effective registration statement occurs.

Risks Related to Our Common Stock and This Offering

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

There is no established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell your common stock. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over the Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents FINRA which operates the Over the Counter Bulletin Board, no can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Should our stock become listed on the OTC Markets, if we fail to remain current on our reporting requirements, we could be removed from the OTC Markets which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over the Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Markets. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Markets, which may have an adverse material effect on the Company.

17

The Possible Sale of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 302,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock in a private placement may be harmed by these competing re-sales of our common stock by the selling security holders. Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth Less Than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on our recent sale of stock at $0.10, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

We are an ‘Emerging Growth Company” and we intend to take advantage of reduced disclosure and governance requirements applicable to Emerging Growth Companies, which could result in our stock being less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years.

The Company’s election to take advantage of the jobs act’s extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to take advantage of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board ("PCAOB") or the Securities & Exchange Commission ("SEC"). The Company has elected take advantage of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard on the private company timeframe. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The Jobs Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and reduce the amount of information provided in reports filed with the

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

18

  be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting.

  be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

  be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

  be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements

The Company currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”.

As long as the Company qualifies as an Emerging Growth Company, the Company’s independent registered public accounting firm will not be required to attest to the effectiveness of the company’s internal control over financial reporting.

Because the Company has elected to take advantage of the extended time periods for compliance with new or revised accounting standards provided for under Section 102(b) of the JOBS Act, among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

The Penny Stock Rules Could Restrict the Ability of Broker-Dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market. Trading in our common stock will be subject to the “penny stock” rules. Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment. Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies. As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

19

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The market price of our common stock may be volatile and may decline in value.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Marketplace quoted stocks, in particular.  Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our common stock.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We also have established an equity incentive plan for our management and employees. We expect to grant options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

Our executive officers and directors beneficially own as a group approximately 90% of our outstanding shares of common stock.  As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control.  In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control.  This, in turn, could have a negative effect on the market price of our common stock.  It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.  Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation provides for the authorization to issue up to 25,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders.  The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.  For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  In addition, advanced notice is required prior to stockholder proposals.

20

The Securities are highly speculative, involve a high degree of risk and no one should purchase the Securities who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider factors set forth under “Risk Factors,” as well as the other information contained in this Memorandum, before subscribing for any of the Securities.

In addition to the forward-looking statements outlined in this Offering and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this Offering, the following risk factors should be carefully considered when evaluating our business. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

Investors who purchase shares of our common stock should be aware of the possibility of a total loss of their investment.

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the risk factors described in this section in addition to the other information contained in this prospectus. The risk factors described herein, however, may not reflect all of the risks associated with our business or an investment in our common stock. You should invest in our Company only if you can afford to lose your entire investment.

The Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the Penny Stock Rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A significant amount of our issued and outstanding shares of common stock are restricted securities and may not be freely resold to the public. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

A significant amount of our issued and outstanding shares of common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Although Rule 144 may not be immediately available to permit resale of such shares, once available, and given the number of shares that would no longer be restricted, sales of shares by our shareholders, whether pursuant to Rule 144 or otherwise, could have an immediate negative effect upon the price of our common stock.

21

Our customer base is highly concentrated. A default from our largest customer, a related party, could have a material adverse effect on our business, financial condition and future prospects. In addition, a significant reduction in demand for our services from any of our large customers could have a material adverse impact on demand for our advertising services and our financial performance.

Our customer base is highly concentrated. A default from our largest customer, a related party, could have a material adverse effect on our business, financial condition and future prospects. In addition, a significant reduction in demand for our services from any of our large customers could have a material adverse impact on demand for our services and our financial performance. Our largest customer accounts for a significant portion of our revenues. Our largest customer, a related party represented approximately 100% and 82% of our revenues for the three months ended March 31, 2016 and 2015, respectively and 83% and 92% of our revenues for the years ended December 31, 2015 and 2014, respectively. Given the high concentration of our customer base, a default or loss of our largest customer would result in a major reduction in our revenues and a material adverse impact on our performance and financial condition. In addition, the loss or significant reduction in orders from any of our major customers could materially reduce the demand for our services and result in lower revenues, higher operating expenses and diminished growth prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined by us. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a)	Our recent sales of securities under Section 4(2) of the Securities Act of 1933, as amended, at $0.10 per share,
(b)	The market for securities of entities in a new business venture,
(c)	Projected rates of return expected by prospective investors of speculative investments,
(d)	Our management expertise, and
(e)	The company’s prospects for success and prices of similar entities.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

22

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term "Selling Stockholders" includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

(1)	Beneficial Ownership Before Offering	Percentage of Common Stock Before Offering	Shares of Common Stock Offered by this Prospectus	Beneficial Ownership After the Offering (2)(3)
Greg Porter	10,000	0.05%	10,000	0.00%
Eric D Ho	10,000	0.05%	10,000	0.00%
Eric & Jane Osmolinsk	100,000	0.49%	100,000	0.00%
Margaret May	150,000	0.74%	150,000	0.00%
Justin D. Estrada	2,000	0.01%	2,000	0.00%
Scott E. Kessler	2,000	0.01%	2,000	0.00%
Bradley A. Busch	2,000	0.01%	2,000	0.00%
Lisa C. Keeping	1,000	0.00%	1,000	0.00%
Matthew P. Mehl	1,000	0.00%	1,000	0.00%
Jason Kuncas	1,000	0.00%	1,000	0.00%
Steven K. Stout	2,000	0.01%	2,000	0.00%
James W. Clarke	2,000	0.01%	2,000	0.00%
Rodney S. Woods	2,000	0.01%	2,000	0.00%
David E. Wilson	1,000	0.00%	1,000	0.00%
Richard S. Butera	1,000	0.00%	1,000	0.00%
Wilma Wilson	1,000	0.00%	1,000	0.00%
Jack Howard	1,000	0.00%	1,000	0.00%
Max Wilson	1,000	0.00%	1,000	0.00%
Sean C. Clarke	2,000	0.01%	2,000	0.00%
Glen A. LaPalme	2,000	0.01%	2,000	0.00%
Skillset Group, LLC (3)	2,000	0.01%	2,000	0.00%
Matt B. Clarke	2,000	0.01%	2,000	0.00%
Joyce A. Hall	2,000	0.01%	2,000	0.00%
Ryan A. Neely	2,000	0.01%	2,000	0.00%
Total	302,000	1.51%	302,000	0.00%

(1)	None of the selling shareholders are broker-dealers or affiliates of broker-dealers
(2)	Assumes all shares offered by this Prospectus are sold.
(3)	Skillset Group, LLC is controlled by Clint Armstrong who has voting and dispositive power with respect to the shares being offered by Skillset Group, LLC.

23

PLAN OF DISTRIBUTION

Resale Offering

Selling stockholders will sell their shares at a price of $0.10 per share until our shares are quoted on one of the tiers of the OTC Markets.com (the “OTC Markets”) and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares of common stock in this offering.

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing in the OTC Marketplace. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange or quotation system;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(f)	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

No broker dealer received any securities as underwriting compensation.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

24

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 75,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 25,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of May 25, 2016, the Company had 20,302,000 shares of Common Stock issued and outstanding.

Common Stock

Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company's common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

25

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Dividend Policy

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

RULE 144

As of the date of this prospectus, we have 20,302,000 shares of common stock issued and outstanding. Mark Moore, our Chairman, beneficially owns 9,000,000 shares of our common stock, which amounts to 44.3% of the issued and outstanding shares of common stock. Kimberly A. Moore, our Treasurer and a Director, beneficially owns 9,000,000 shares of our common stock, which amounts to 44.3% of the issued and outstanding shares of common stock. Matthew Moore, our President and Director, beneficially owns 1,020,000 shares of our common stock, which amounts to 5% of the issued and outstanding shares of common stock. The shares held by Mark Moore, Kimberly Moore, Matthew Moore, and MD Capital, Inc. are currently restricted from trading under Rule 144, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a six month holding period for such restricted securities may sell, within any three month period, provided the Company is current in its reporting obligations under the Exchange Act. The shares owned by our officers and directors are considered control securities for the purpose of Rule 144. As such, officers, directors and affiliates are subject to certain manner of resale provisions, including an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Our officers and directors own 19,020,000 restricted shares, or 93.7% of the outstanding common stock. When these shares become available for resale, the sale of these shares by these individuals, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Company’s common stock in any market that might develop.

DESCRIPTION OF THE BUSINESS

Overview

InnerScope Advertising Agency, Inc. (IAA) is a Nevada Corporation incorporated June 15, 2012, with its principal place of business in Roseville, California. On June 20, 2012, IAA acquired InnerScope Advertising Agency, LLC, to provide advertising/marketing services to the hearing device industry. Through this Acquisition and Plan of Share Exchange with InnerScope Advertising Agency, LLC (“ILLC”), a commonly owned entity, IAA acquired 100% of all membership interests in ILLC. On November 1, 2013, IAA entered into an Acquisition and Plan of Share Exchange with Intela-Hear, LLC (“Intela-Hear”), a commonly owned entity, whereby IAA acquired 100% of the outstanding membership interests of Intela- Hear. MFHC, a related party, controlled by our Chairman, accounted for approximately 100% and 82% of our sales for the three months ended March 31, 2016 and 2015, respectively, and for the years ended December 31, 2015 and 2014, approximately 83% and 92% of the Company’s revenue was generated from MFHC.

IAA is dedicated to serving the retail hearing aid dispensing community. The company is experienced in generating traffic through the hearing aid dispensing practices front door. Whether the practice is small, medium or large, The Company has repeatedly demonstrated an ability to increase the total revenue without increasing cost. There are over 14,000 retail hearing aid dispensing practices in the United States. The company operates in a highly competitive and growing industry. The proliferation of media channels, including the rapid development of interactive technologies and mediums, along with their integration within all offerings has fragmented consumer audiences, especially the 55+ age sector which is IAA client’s primary targeted audience. These developments make it more complex for marketers to reach their target audiences in a cost-effective way, causing them to turn to marketing service providers such as IAA for a customized mix of advertising and marketing communications services designed to make the best use of their total marketing expenditures.

26

IAA has operated in many major markets (including Dallas, Houston, San Antonio, Minneapolis, Tampa, Orlando, Los Angeles, Sacramento and Detroit) across the United States and continues to provide a comprehensive range of services to all of its’ clients (including MFHC), grouped into four fundamental disciplines: advertising/marketing, customer relationship management (CRM), public relations and specialty communications. The nature of the services in each of the disciplines is as follows:

•	Advertising/marketing: We design and implement all the advertising and marketing activities for the client, generally to the general population in their market to the pre-determined demographic.
•	Customer relationship management (CRM): IAA works with the clients to help identify and market to the client’s customer database, also using automatic triggers to market to them on certain anniversaries for the customer, for example, initial purchase date, hearing device warranty expiration, birthday, etc...
•	Public relations: IAA leverages with local and national press release companies to help the client write and publish press releases. IAA also works with the client to determine and execute certain actives to yield a long term positive outcome for the business, using community outreach and other activities to help build the clients brand.
•	Specialty communications: The world is no longer one big place where mass communications and marketing define the methods of communications. Our society is now a collection of audiences defined by different cultures, ethnicities, genders, lifestyles and interests. IAA specialize in specialty communications by reaching each intended audiences with communications styles and vehicles germane to the targeted audience.

IAA’s acquisition of Intela-Hear expands the company’s future business plans by adding a potential additional revenue stream to the hearing aid dispenser. The Company views the value proposition resulting from enabling independent hearing aid practitioners to combine the purchasing power of the hearing devices by grouping together and aggregating their purchases. This group will be managed by Intela-Hear and be known as the Intela-Hear Alliance (Alliance). The potential resulting savings to the members of the Alliance may be significant and can increase their operating margin. In anticipation of this future growth plan, Intela-Hear executed a 10 Year Supply Agreement on April 2nd 2013 with one of the world’s leading manufacturers of hearing devices, GN ReSound. This supply agreement gives Intela-Hear complete and total control to resell their hearing devices at any price mandated by Intela-Hear. This agreement enables Intela-Hear to offer hearing aids to independent hearing aid practitioners at an average savings of 40%, while the Company will earn approximately 20% of the member’s purchases.

Additionally, Intela-Hear Alliance members can also utilize the expertise of IAA in marketing and advertising to increase the member’s units sold per month. IAA will be using Geographical and Demographical targeted Direct Mail campaigns as well as print advertising in the local newspapers during a promotional event. IAA promotional campaigns have previously shown the Company’s clients favorable returns on investment (oftentimes producing 5 to 10 times ROI), some of the highest ROIs in the industry. The goal is for Alliance members to work with IAA to create an exclusive and time-sensitive promotion for buying Intela-Hear devices without the consumer researching their local market for the same product at a cheaper price, a common problem for the industry and individual businesses. Oftentimes, the consumer researches the same product and compares prices with other local hearing device retailers on the Internet and purchases the hearing device with the cheapest, but not always the best hearing aid retailer. This process can decrease the average sales price and overall revenue during an IAA promotion. The company expects that the IAA approach combined with Intela-Hear Alliance will increase the efficiency of the promotion by more than 50%. Currently, there are no members of this Alliance.

The Company’s principal business address is 2281 Lava Ridge Court, Ste. 130, Roseville, CA 95661. The telephone number at that address is (916) 218-4100 and its website address is www.innerscopeadagency.com. The Company’s fiscal year end is December 31.

We may raise additional capital by selling shares of our common stock or borrowing funds. We have no commitments from any source to provide additional funding. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

Customers

For the three months ended March 31, 2016 and 2015, Moore Family Hearing Company, Inc., DBA McDonald Hearing Aid Center accounted for $192,000 (100%) and $172,800 (82%), respectively, of the Company’s revenues and $720,000 (83%) and $624,000 (92%), respectively, of the Company’s revenues for the years ended December 31, 2015 and 2014.

27

IAA services, typically focus on the medium size hearing aid providers and practices (4 to 20 locations) to large hearing aid 20+ dispensing practice locations where the advantages of strategic, cost-effective advertising are appreciated but practice ownership cannot afford or have the time or expertise in-house to create and maintain these programs.

Revenue Generation

Currently IAA derives its’ revenues from:

1)         Monthly Consulting Fees,

2)         Design Services/Licensing Fees, and

3)         Media Buying

Consulting Fees

IAA creates relationships with our clients for monthly consulting fees. This fee gives the client access to copyrighted materials in the IAA library. The fee also gives the client preferred buying status in the media-buying program, which includes direct mailings, television and radio advertisements, and email advertisements. This allows the client to realize substantial savings through IAA’s contractual relationships. Management believes this saved money is typically invested back into the marketing expenditure of the client, which increases the revenue and profits generated for IAA. Fees are based on the practice size (number of locations), with an estimated number of consulting and design hours expected to be utilized by the client.

Design Services & Licensing Fees

IAA is a full design studio that designs individual business to customer (B2C) marketing pieces specialized for the hearing device industry. IAA also designs and implements website creation from concept to implementation.

Media Buying

IAA negotiates on the behalf of the client, to get the best possible rates while receiving a commission from the media outlet. As part of our media buying, we utilize television advertisements, radio advertisements, email campaigns, and direct mail marketing.

The most profitable of these media-buying sectors is direct mail marketing; IAA has a contract with a mail production house that has locations in California, Texas, Illinois and Florida. This allows IAA to produce the highest quality materials at a competitive price with minimum quantities required, which is a key competitive edge for both IAA and our clients. IAA management believes that when the client saves money, they typically reinvest back into their marketing budget for further marketing expenditures.

Marketing and Business Development

IAA markets their advertising services through three different marketing programs: Direct Relationships, Customer Referrals and Direct Sales and Marketing.

Direct Relationships

IAA business primarily comes from referrals from industry consultants and hearing aid manufacturers. Industry consultants and hearing aid manufacturers refer their customers (hearing practices) to IAA to help the hearing practice with their marketing services including practice consultation, direct mail, newspaper advertisements, media buying and telemarketing services.

Referrals

IAA continues to develop a self-referral network between current and past clients that uses current and time-tested successful marketing campaigns and marketing consulting services.

Referral clients are offered a three (3) month test campaign to help IAA get in the front door. IAA’s current figures show a 90% retention rate when offering referral clients a test campaign, however, IAA cannot guarantee that this retention rate will continue in the future.

28

Direct Sales and Marketing

IAA has a complete database of all hearing aid practices across the country, totaling over 15,000 independent businesses (hearing aid practices). IAA targets these practices through telemarketing, direct mail, and email marketing to contact the practice owners and managers to consider IAA as their marketing arm.

IAA provides incentives to new customers by providing a low cost direct mail program, which would be on average 30% less in cost then the competition but still maintaining a healthy profit for IAA. This marketing offer creates good will and proves to the customer that they can be profitable and successful using IAA services.

THE FUTURE

The Alliance Plan

The Company is in the midst of setting up an alliance (the “Alliance”). The Company is targeting to launch the Alliance in the fourth quarter of 2016. The Alliance will setup members (at no additional cost) in all large and medium sized markets around the United States to sell private label hearing devices that are manufactured and shipped by GN ReSound, located in Bloomington MN. Through the Alliance, the member will be able to purchase product directly from GN Resound at a discount to the price that same retailer can purchase the same product. GN ReSound will be billing and collecting for all hearing aids sold to the member under the pricing arrangement agreed to by the member and the Alliance. ReSound and the Alliance on a monthly basis will calculate the difference between the member price and the Alliance price (the “rebate”). ReSound will then pay the rebate to the Company on a monthly basis. The Company will recognize the rebate as revenue in the month the rebate is earned. GN ReSound will not charge any fees associated with the collecting or distribution of the margin between the member’s price and the Alliance’s price.

Alliance Marketing Plan

The Alliance marketing plan is divided into 4 distinct phases.

1st phase: The Alliance will focus on grass roots campaign through word of mouth with industry leaders, which have private practice contacts that are currently searching for a group to help them navigate through these challenging times.

2nd phase: Using social media like LinkedIn, the Alliance will make connections with private practices decision makers that are not currently tied into a single manufacture or a supply arrangement with a hearing device manufacture.

3rd phase: Recruit outside manufacture representatives that are already located in the geographic territories where the Alliance desires to expand. These outside manufacture representatives would have local knowledge and resources to find and convert existing practices to the Alliance.

4th phase: GN ReSound as the exclusive supplier of hearing devices to the Alliance members, is willing to offer a select few of their 7,000 B2B client base an opportunity to join the Alliance. The Alliance will work closely with GN ReSound to effectuate this opportunity.

Alliance Service Offering

The Alliance program enables independent hearing aid practitioners to leverage their collective purchasing power of the hearing devices by grouping together and aggregating their purchases through the Alliance. The resulting savings to the members (customers) of the Alliance could be significant and generate increases to their operating margin. On March 1, 2013, the Company executed a 10 Year Supply Agreement with GN Resound, one of the world’s leading manufacturers of hearing devices. This supply agreement grants the Company the right to receive the net difference between the price the Alliance negotiates with the Alliance member retailer to purchase product directly from GN Resound and the cost that the Company has negotiated with GN ReSound pursuant to the Agreement. Typical cost of goods for a Hearing Health Care practice is around 35%. Only by joining the Alliance, would independent retailers be able to obtain a reduced cost, as all orders received by GN Resound from the Alliance receive additional discounts that an individual retailer would not be eligible for. This additional discount apples to ReSound labeled products as well as Intela- Hear branded products. An Alliance member practice may see a decrease of their cost of goods to around 25%, while still enabling the Company to make a profit of the net margin on the sales, which will be paid directly to the Company by GN ReSound. GN ReSound will collect all account receivables from the Alliance dealer, and on a monthly basis GN ReSound will pay the difference of the full Alliance discounted price and the Alliance members discounted price. There is no fee or cost for retailers to join the Alliance.

29

The agreement also offers the Company a significant discount of single unit pricing from GN ReSound on all of their current hearing devices and future hearing devices, including the entry-level product wherein GN ReSound has committed to an even greater discount.

The Alliance will primarily offer 2 levels for the alliance members, and 1 additional, exclusive tier in the network.

  The first level offers the alliance member a 35% discount off the single unit price from ReSound if they purchase less than 20 units per month from alliance. These units could be the Intela-Hear label or ReSound labeled hearing device. All units except the entry-level hearing device would qualify for the 5% business development fund (hereinafter “BDF”). This BDF will calculate on the alliance accounting side at the end of each month. The Alliance will produce a statement to the alliance member. The Alliance will be fully responsible for reimbursing the BDF to the alliance members.
  The second level offers the alliance member a 40% discount if they purchase more than 20 units per month from alliance plus the 5% BDF on all units except for the Entry Level Hearing Devices.
  The exclusive tier will be called the “Founders.” This super exclusive tier will be for the elite few businesses that can produce over 100 units per month for the alliance. The Founders tier will receive a 45% discount plus the 5% BDF on all units except for the Entry Level Hearing Devices. This tier would also be used to convert respected and well known audiological practices to the Intela-Hear Alliance to help spread the word about the alliance to other practices across the country. All Founders will sign a confidentially and non-disclosure agreements about their practice being in the founders tier.

Marketing Support

Another significant benefit for the Alliance members will be marketing support. IAA will be the marketing arm for the Alliance and all members will have access to the lowest cost of direct mail marketing in the industry and time-tested marketing materials for direct mail and newspaper advertisements. This benefit could increase an alliance member’s practice to new levels or help the alliance become more efficient and cost effective business.

The Alliance will be creating a Business Development Fund (BDF) for every Alliance Member created from their monthly hearing device purchases from the Alliance group. The Alliance will contribute 5% of the monthly total or net paid hearing instruments purchased through the member’s Alliance account every month and deposited into a BDF to be used or credited toward that member’s future marketing/advertising.

The Alliance provides an exclusive and protected territory. This insures that NO competitors in the member’s market area has the right to sell or use:

  The Alliance’s private label brand hearing instruments
  The Alliance’s proprietary programming software (only authorized Alliance businesses can program the hearing instruments)
  Any marketing, advertising, or price strategies (exclusive to only Alliance businesses)

The Company’s exclusive arrangement with ReSound allows each practice to decide whether a private label strategy (using an Alliance brand) is right for their practice, or if a combination of both ReSound label and private label hearing instruments may be the right choice. The Alliance offers both choices with the same discount levels. Unless a retailer is a member of the Alliance, the discount of purchasing either an Alliance branded device or a Resound hearing device will not be available.

The Alliance will use high value packaging and collateral materials. All of the hearing instruments are delivered to the patient in a branded proprietary zippered fabric case, which includes a drying cup, cleaning spray, ear gel, cleaning wipes, brush/pick magnet combo with a vent brush. All of the Alliance’s high quality hearing instruments are fully supported with quality customer brochures as well as a consumer based website, www.intelahear.com.

The Alliance will also offer to the members the very successful “Patient Journey Process.” This process has been developed by the leading experts in the industry to help the members with increasing efficacy and patient care. This could help to reduce the hearing device return rate. The patient Journey Process is approximately a six week program to insure that each individual (personalized for their assessment and expectations) receives the most benefit from their treatment. The process includes the selection process, delivery of the device, fitting and setting the base level and success parameters, weekly training, and audibility verification through speech mapping equipment and concludes with a fitting and follow-up chart and checklist.

30

Competition

We have numerous direct, indirect and partial competitors, many of which have valuable industry relationships and access to greater resources than we do. There is no assurance that we will be able to produce a product that will be competitive in the marketplace, and even if competitive that we will be able to earn a profit.

The numerous types of direct or indirect competitors that exist in the market today include but may not be limited to sales and marketing firms, marketing consultants, design services, ad agencies, media buying firms, Internet marketing firms, online social media firms and others: Key competitors include Chicago Advertising & Marketing (CAM), a leader in direct marketing for the Hearing Aid Industry since 1995, Beeman Marketing, a marketing firm specializing in hearing care practitioners and audiologists since 2004, and Nutshell Marketing, a high quality direct response marketing firm specialized in targeting 55 and older age group.

The Alliance faces competition from major retail distributors and/or networks. There is a rapid growth of manufacturer-owned retail stores. Major consolidation has taken place in the US market by the hearing aid manufacturers in the last few years. With almost every manufacturer participating in buying out other smaller manufacturers resulting in many different brand labels controlled under the same parent company umbrella. This consolidation has allowed the manufacturers to increase and control more of their distribution by offering different levels in their product lines throughout their different brands.  This has also allowed the manufacturers to implement different price strategies for the same technology throughout their brands.  This consolidation has not only increased their market share but also increased their profit margins.

The Internet is fast becoming a major factor in the distribution of hearing aids in the US. Numerous small companies are on the Internet advertising hearing aids for the cheapest price, and the largest hearing aid manufacturer, Sonova, which owns HearingPlanet, is most prominent among these online offerings. However, Internet sales still require the participation of a local practitioner for testing and fitting. This limits the widespread geographic appeal of Internet sales.

Technology and Development

IAA is equipped with three (3) G5 MacPros and one (1) iMac, which are up-to-date with the latest in software package from Adobe Creative Cloud and other graphic design software. IAA also has large format printer and a production color printer to handle all proofing needs. All design and client information is held on a cloud computing network, which allows all designers and customer relation associates to access all design and customer files from on-site and off-site, to improve productivity and decrease lag time. Files are encrypted and password protected to make sure files are securely stored.

Intellectual Property

IAA has copyrights on all materials that are created or modified by any designers, which includes all conceptual and final artwork. Over the years, IAA has developed proprietary processes in how it manages marketing programs; these processes are not protected by any patents but are covered by non-disclosure agreements executed with clients, consultants and employees. In the future we may utilize the services of contract developers, consultants, and/or third party personnel. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary right of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a)	these agreements will not be breached;

(b)	we would have adequate remedies for any breach; or

(c)	our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products or services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

31

Government Regulation.

We are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulation applied to businesses, such as payroll taxes on the state and federal levels. Our current business requires that we comply with state corporate filings, city or county business license and the necessary business liability insurance. The requirements of these regulations are minimal and do not cause any undue burden.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online service industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

Employees

As of March 31, 2016, IAA employs fourteen (14) outbound telemarketers (call center), four (4) executives, one (1) full time graphic designers and one (1) freelance Webmaster.

Description of Property

On April 1, 2013, the Company entered into a five-year agreement with MFHC to utilize approximately 729 square feet of office space for $1,500 per month. The monthly rent reduces the amounts owed to the Company from MFHC for the marketing services provided to MFHC.

On February 1, 2014, the Company entered into a two year sublease agreement with a third party for approximately 2,119 square feet of office space in Roseville, Ca, for $3,000 per month. On February 1, 2016, the Company entered into a one year sublease agreement with MFHC for this space for $4,026 per month. The monthly rent reduces the amounts owed to the Company from MFHC for the marketing services provided to MFHC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings at this time nor does the Company know of, anticipate, or have reason to believe that it will be named as a Defendant in any lawsuit at this time.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not currently traded on any exchange or on the OTC Markets. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the the OTC Markets. We do not yet have a market maker who has agreed to file such application, nor can there be any assurance that such an application for quotation will be approved. We will bear the expenses relating to the registration of the Shares. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from an investment in the Shares.

Holders

As of the date of this Prospectus, there were 28 holders of record of our Common Stock.

32

Reports

Upon the effectiveness of the registration statement of which this Prospectus is a part, the Company will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by our independent accountants, and un-audited quarterly financial statements in our quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC website, www.sec.gov.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.  18 Lafayette Place, Woodmere, N.Y. 11598, Telephone 212-828-8436.

Financial Statements

Our financial statements are below and begin on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Business and Corporate History

InnerScope Advertising Agency, Inc. (IAA) is a Nevada Corporation incorporated June 15, 2012, with its principal place of business in Roseville, California. On June 20, 2012, IAA acquired InnerScope Advertising Agency, LLC, to provide advertising/marketing services to the hearing device industry. Through this Acquisition and Plan of Share Exchange with InnerScope Advertising Agency, LLC (“ILLC”), a commonly owned entity, IAA acquired 100% of all membership interests in ILLC. On November 1, 2013, IAA entered into an Acquisition and Plan of Share Exchange with Intela-Hear, LLC (“Intela-Hear”), a commonly owned entity, whereby IAA acquired 100% of the outstanding membership interests of Intela- Hear.

Results of Operations

For the three months ended March 31, 2016 compared to the three months ended March 31, 2015

Revenues

Revenues for the three months ended December 31, 2015 were $192,000 compared to $211,071 for the three months ended March 31, 2015. Related party revenues were $192,000 and $172,800, for the three months ended March 31, 2015 and 2015, respectively. The decrease for the three months ended March 31, 2016 was primarily a result of the 2015 period included revenues of $38,271 from a non-related customer, partially offset by the increase of $19,200 of revenue pursuant to the marketing agreement with Moore Family Hearing Company (“MFHC”), a related party. The Company intends to pursue additional non–related customers in the third and fourth quarters of 2016. Pursuant to the Marketing Agreement between the Company and MFHC, the Company develops and implements marketing programs to promote and sell hearing aid instruments and related services on a per store basis to MFHC. MFHC stores have increased from 18 as of January 1, 2015 to 20 by January 1, 2016. The Company charges MHFC $3,200 per store per month effective January 1, 2014. A summary of the net decrease in sales is as follows:

	For the three months ended March 31,
Description	2016	2015
Revenues from related party	$192,000	$172,800
Other revenues	-	38,271
Total	$192,000	$211,071

33

Operating Expenses

Operating expenses increased to $202,588 for the three months ended March 31, 2016 from $177,069 for the three months ended March 31, 2015. The increase in expenses in the current period was as follows:

	For the three months ended March 31,
Description	2016	2015
Salaries, taxes and management fees	$142,711	$107,464
Employee benefits	7,094	7,542
Professional fees	24,914	8,925
Advertising and marketing	11,148	35,034
Rent	15,552	13,500
Other general and administrative	1,168	4,604
Total	$202,588	$177,069

Salaries and management fees increased in the current period as a result of the Company increased personnel costs related to telemarketing services on behalf of MFHC.

Professional fees for the three months ended March 31, 2015, included outside accounting and auditor fees of $16,418, business consulting fees of $7,500 and $997 of fees paid to IT consultant. Professional fees for the three months ended March 31, 2015 included $7,500 paid to business consultants and $1,425 of fees paid to an IT consultant.

Advertising and marketing expenses decreased for the three months ended March 31, 2016, as a result of decreases in telemarketing costs of the Company as well as decreases in direct mail and production costs.

Rent increased for the three months ended March 31, 2016 as a result of the sublease agreement with MFHC, which effectively increased the monthly rent cost by $1,026. The Company expects monthly rent to be $5,526 per month for the remainder of 2016.

General and administrative costs decreased to $1,168 for the three months ended March 31, 2016, compared to $4,604 for the three months ended March 31, 2015 and is comprised of the following:

	For the three months ended March 31,
Description	2016	2015
Payroll processing expenses	$299	$917
Merchant processing fees	384	2,025
Other General & Administrative	485	1,662
Total	$1,168	$4,604

Net Income

Net loss for the three months ended March 31, 2016, was $10,511 compared to a net income of $34,079 for the three months ended March 31, 2015, as a result of the decreases in revenues and the increases in operating expenses as described above.

34

For the year ended December 31, 2015 compared to the year ended December 31, 2014

Revenues

Revenues for the year ended December 31, 2015 were $872,329 compared to $678,399 for the year ended December 31, 2014, of which $720,000 and $624,000 was from a related party, respectively. The increase for the year ended December 31, 2015 was primarily a result of an increase of approximately $98,000 from one customer and $96,000 of revenue related to the marketing agreement with Moore Family Hearing Company (“MFHC”), a related party. The Company anticipates revenue from non-related parties will decrease during the first and second quarters of 2016 compared to the same periods of 2015. Pursuant to the Marketing Agreement between the Company and MFHC, the Company develops and implements marketing programs to promote and sell hearing aid instruments and related services on a per store basis to MFHC. MFHC stores have increased from 18 as of January 1, 2014 to 20 by December 31, 2015. The Company charges MHFC $3,200 per store per month effective January 1, 2014. A summary of the net increase in sales is as follows:

	For the years ended December 31,
Description	2015	2014
Revenues from related party	$720,000	$624,000
Other revenues	152,349	54,399
Total	$872,329	$678,399

Operating Expenses

Operating expenses increased to $784,719 for the year ended December 31, 2015 from $717,917 for the year ended December 31, 2014. The increase in expenses in the current period was as follows:

	For the years ended December 31,
Description	2015	2014
Salaries, taxes and management fees	$459,069	$487,468
Employee benefits	25,777	29,170
Professional fees	77,838	59,700
Advertising and marketing	143,484	79,596
Bad debt expense	14,474	—
Rent	54,000	48,000
Other general and administrative	10,078	13,983
Total	$784,719	$717,917

Salaries and management fees decreased in the current period as a result of the Company managing personnel costs related to telemarketing services.

Professional fees for the year ended December 31, 2015, included outside accounting and auditor fees of $39,473, business consulting fees of $30,000, $5,865 of fees paid to IT consultant and $2,500 of legal fees. Professional fees for the for the year ended December 31, 2014 included $40,000 paid to business and investor relations consultants, $2,255 auditing fees and $7,419 of fees paid to an IT consultant.

Advertising and marketing expenses increased for the year ended December 31, 2015, as a result of increases in telemarketing costs of the Company as well as increased direct mail and production costs.

Rent increased for the year ended December 31, 2015 as a result of the sublease agreement with a third party. The Company expects monthly rent to increase to $5,526 per month beginning February 1, 2016.

35

General and administrative costs decreased to $10,077 for the year ended December 31, 2015, compared to the year ended December 31, 2014 and is comprised of the following:

	For the years ended December 31,
Description	2015	2014
Payroll processing expenses	$1,552	$4,248
Merchant processing fees	3,010	2,166
Other General & Administrative	5.515	7,569
Total	$10,077	$13,983

Net Income

Net income for the year ended December 31, 2015, was $70,853 compared to a net loss of $39,212 for the year ended December 31, 2014, as a result of the increases in revenues exceeding the increases in operating expenses.

Capital Resources and Liquidity

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs to pay ongoing obligations. As of March 31, 2016, we had cash and cash equivalents of $32,870, a decrease of $34,971, from $67,841 as of December 31, 2015. At March 31, 2016, we had current liabilities of $23,667 compared to current assets of $175,907 which resulted in working capital of $152,240. The current liabilities are comprised of accounts payable and accrued expenses.

For the next twelve months, we expect to be able to meet our cash needed for our current operations from the revenues we receive from providing advertising and marketing services to our clients (including MFHC). In the fourth quarter of 2016 we are planning to launch the Alliance program. Management estimates it will need approximately $100,000 to launch the Alliance program. Our ability to operate beyond December, 2016, is contingent upon continuing to realize sales revenue sufficient to fund our ongoing expenses. If we are able to sustain our ongoing operations through sales revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Operating Activities

Cash used in operating activities was $34,971 for the three months ended March 31, 2016 compared to cash provided from operations of $25,992 for the three months ended March 31, 2015. For the three months ended March 31, 2016, the cash used from operations was a result of the net loss of $10,511, an increase of other receivables of $ 35,131 (from overpayment of taxes and refunds due from vendors) and a decrease in accounts payable of $5,231 partially offset by the decrease of $12,979 in amounts due from MFHC.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

36

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names and ages of our directors and executive officers are set forth below. Also included is their principal occupation(s). Our By-Laws provide for three directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Name	Age	Position	Director Since
Mark Moore	54	Chairman	June 18, 2012
Kim Moore	59	Treasurer and Director	June 18, 2012
Matthew Moore	30	President and Director	June 18, 2012

Mark Moore, Chairman

Mr. Moore has over 25 years in hearing aid dispensing, practice management, private label brand management and marketing, Mr. Moore brings a wealth of experience and perspective to our field. Mr. Moore’s expertise in not only running a successful multi-office retail dispensing practice, but also developing time-tested proven new marketing and advertising strategies over the past 25 years has made him one of the most sought after experts in the hearing aid industry. He has personally helped over ten thousand people hear better with hearing amplification.

Mr. Moore previously was a columnist for Advanced for Audiologists as well as Senior Publications throughout Northern California. Mark has also developed patented and patent-pending products in the areas of Nutritional Supplements for hearing related issues, Aural Rehabilitation programs, and Low-Level Laser Therapy for Tinnitus and Sensorineural hearing loss.

Mr. Moore is a graduate of San Diego Golf Academy with a business degree. He and his wife, Kim, who is also a licensed dispenser, lives in Granite Bay, CA.

Kim Moore, Treasurer and Director

Mrs. Moore has over 40 years of experience in the Hearing Aid Industry. She literally grew up in the industry helping her father, Marvin Posey, develop and maintain his hearing aid practice, Posey’s Hearing Aid Center, in Central Valley, California.

Mrs. Moore started working for her father at age eight, when she would help stuff direct mail pieces for an upcoming marketing campaign. She learned from her father that no potential customer walks through the door unless you advertise and market properly to the people that want to hear better. Mrs. Moore became a Hearing Instrument Specialist, just as her father did so she can help people hear better. Kim lives in Granite Bay, CA with her husband, Mark Moore.

Matthew Moore, President, Secretary and Director

For the last five years Matthew Moore has directed marketing and advertising for Moore Family Hearing Company. Matthew specializes in developing print and demographically tailored mail campaigns. Matthew is also third generation in the hearing device industry, and has literally grown up around hearing aids.

Matthew Moore’s expertise is in the senior demographics and customized market analysis for the hearing aid practices in the United States. Matthew is a graduate of Phoenix University with a Bachelor’s Degree in Business Management. He lives in Roseville, CA.

Family Relationships

Mark Moore and Kim Moore are married to one another. Matthew Moore is the son of Mark and Kim Moore.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past ten years.

37

Corporate Governance

Our Board has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our Company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor have our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.

Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

As with most small, early stage companies until such time as our Company further develops our business, achieves a revenue base and has sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board to include one or more independent directors, we intend to establish an audit committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board.

Conflicts of Interests

Our largest customer, Moore Family Hearing Company, Inc. (“MFHC”), accounts for a significant majority of our business and is controlled and managed by our directors and officers.

MFHC accounted for approximately 100% and 82% of our sales for the three months ended March 31, 2016 and 2015, respectively, and 83% and 92% of our sales for the years ended December 31, 2015 and 2014, respectively. Our President, Mr. Matthew Moore, and members of our board of directors, control MFHC, which could create a conflict of interest. Mr. Moore is the Director of Marketing of MFHC, our Chairman is the Chief Executive Officer of MFHC and our treasurer and director is also the Chief Financial Officer and director of MFHC. These affiliations with MFHC could cause distraction to our officers and directors if they focus a substantial portion of their time on MFHC. This involvement with MFHC could potentially create conflicts of interest not in the best interest of our shareholders or us from time to time.

Code of Ethics

Upon the closing of this Offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this Offering, the code of business conduct and ethics will be available on our website at www.innerscopeadagency.com. We intend to post any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Executive Officers and Directors. This compensation table represents all compensation paid to such Executive Officers for services rendered in all capacities to us. The listed individuals shall hereinafter be referred to as the “Named Executive Officers.”

38

Summary Compensation Table

Name and principal position	Year	Salary $	Bonus $	Stock Options $	Option Awards $	Non- Equity Incentive Plan Compen- sation $	Non- qualified Deferred Compen- sation Earnings $	All Other Compen- sation $	Total $
Matthew Moore, President, Secretary & Director	2015	50,925	0	0	0	0	0	8,396	59,321
	2014	40,892	0	0	0	0	0	8,554	49,447
Kim Moore, Treasurer & Director	2015	0	0	0	0	0	0	0	0
	2014	0	0	0	0	0	0	0	0
Mark Moore, Chairman	2015	0	0	0	0	0	0	0	0
	2014	0	0	0	0	0	0	0	0

Mr. Matthew Moore’s salary compensation is an allocation of a portion of his pay from his salary from MFHC for estimated time spent in his capacity at Innerscope. Other compensation is comprised of club membership dues.

Employment Agreements

There are no employment contracts with any executive officers or directors. There are not any employment agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options as of December 31, 2015.

Board Composition and Terms of Office

The composition of our board of directors, and any future audit committee, compensation committee, and nominations and governance committee, will be subject to the corporate governance provisions of our primary trading market, including rules relating to the independence of directors.  All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and overseeing the management of our company.  Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to board activities and to enhance their knowledge in the growing business.  Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities.

The Company does not intend to pay employee directors a separate fee for their services.

Compensation Committee Interlocks and Insider Participation

Currently, our Board of Directors consists of three members. We are not actively seeking additional board members at this time. At present, the Board of Directors has not established any committee.

39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 30, 2016, with respect to any person (including any "group", as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the "Commission") pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of April 30, 2016, there were 20,302,000 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table also shows the number of shares beneficially owned as of May 25, 2016 by each of our individual directors and executive officers, by our nominee directors and executive officers and by all our current directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock
Mark Moore	9,000,000	44.3%
Kim Moore	9,000,000	44.3%
Matthew Moore	1,020,000	4.6%
Officers and Directors as a group	19,020,000	93.7%

_______________

* Notes

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentages are based on a total of shares of common stock outstanding on 20,302,000 shares outstanding as of May 25, 2016.

TRANSACTIONS WITH RELATED PERSONS, PROMOTORS AND CERTAIN CONTROL PERSONS

Our largest customer, Moore Family Hearing Company, Inc., accounts for a significant portion of our business. This customer’s Chief Executive Officer is Mark Moore, who also serves as our Chairman. A default, discontinuation of business, or reduction in demand for our product from Moore Family Hearing Company, Inc. would have a significant detrimental effect on our business and financial condition and future prospects. Matthew Moore, the Company’s President is the son of Mark and Kimberly Moore.

The Company loaned the President $20,500 during the year ended December 31, 2013 (see Note 4). The Company recorded interest income of $77 for the three months ended March 31, 2016 and 2015.

Pursuant to a Marketing Agreement, the Company provides marketing programs to promote and sell hearing aid instruments and related devices to Moore Family Hearing Company (“MFHC”). MFHC owns and operates retail hearing aid stores. Based on common control of MFHC and the Company, all transactions with MFHC are classified as related party transactions. Included in sales for the three months ended March 31, 2016 and 2015 was $192,000 and $172,800, respectively and for the years ended December 31, 2015 and 2014, $720,000 and $624,000, respectively, of services provided to MFHC. The Company has offset the accounts receivable owed from MFHC for expenses of the Company that have been paid by MFHC. As a result of these payments in addition to MFHC’s payments to the Company, the balance owed from MFHC as of March 31, 2016 and December 31, 2015 and 2014 is $86,518 and $99,496, respectively.

40

On April 1, 2013, the Company entered into a five year sublease agreement with MFHC to sublease approximately 729 square feet of office space for $1,500 per month. The monthly rent can reduce the amounts owed to the Company from MFHC for the marketing services provided to MFHC.

On February 1, 2016, the Company entered into a one year sublease agreement with MFHC for this space for $4,026 per month. The monthly rent reduces the amounts owed to the Company from MFHC for the marketing services provided to MFHC.

For the three months ending March 31, 2016 and 2015, the Company’s President was compensated from MFHC, as he held positions with MFHC as well as with the Company. The Company has determined that 35% of his salary from MFHC should be allocated to the Company. Accordingly, the Company has expensed $10,166 and $11,025 for the President for the three months ended March 31, 2016 and 2015, respectively.

Effective June 20, 2012, the Company entered into an eighteen month Business Consulting Agreement (the “BCA”) with MD Capital Advisors, Inc. (“MD Capital”). Pursuant to the BCA, the consultant is to assist the Company in a variety of business matters, including becoming a “public” company (the “Transaction”). In assisting the Company accomplish the goals set out in its original business plan, the Company agreed to monthly compensation of $2,500 and the issuance of the amount of shares equal to 4.9% of the outstanding shares of the Company at all times until such time that the Company has accomplished the goals developed by the Board. The Company continues to use the services of the consultant on a month to month basis at the rate of $2,500 per month. On each date of June 20, 2012 and November 1 2013, the Company issued 490,000 shares to the consultant. For the three months ended March 31, 2016 and 2015, the Company has also included expenses of $7,500 for each period in professional fees. Michael Chermak is the control person of MD Capital. While MD Capital is deemed a promoter, we elect to refer to them as a “founder” or “organizer” as permitted under Rule 405.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Anderson Hayes, P.C, Rancho Santa Fe, CA.

EXPERTS

The financial statements of Innerscope Advertising Agency, Inc. as of December 31, 2015 and for the years ended December 31, 2015 and 2014, included in this prospectus, have been included herein in reliance on the report by D. Brooks and Associates CPA’s, P.A. our independent public accounting firm, given on the authority that the firm are experts in accounting and auditing.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is currently no market for our securities. We cannot give you any assurance that the Shares you purchase will ever have a market or that if a market for our Shares ever develops, that you will be able to sell your Shares. In addition, even if a public market for our Shares develops, there is no assurance that a secondary public market will be sustained.

The Shares you purchase are not traded or listed on any exchange. We will seek to have a market maker file an application with the Financial Industry Regulatory Authority, or FINRA, for our common stock to be eligible for trading on the OTC Markets after this registration statement is declared effective by the SEC. As of the date of this registration statement, we do not have a market maker who has agreed to file such application. Moreover, even assuming we do identify such a market maker, it could take several months before the market maker’s listing application for our Shares is approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Markets, nor can there be any assurance that such an application for quotation will be approved.

The OTC Markets is maintained by OTC Market Group, Inc. The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted by telephone and through a computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

41

Even if our Shares are quoted on the OTC Markets, a purchaser of our Shares may not be able to resell the Shares. Broker-dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our Shares, which could severely limit the market liquidity of the Shares and impede the sale of our Shares in the secondary market, assuming one develops.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, changes in financial estimates by securities analysts, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, as experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance. Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have twenty-eight (28) stockholders of record of our common stock as of December 31, 2015.

42

Impact of the “Penny Stock” Rules on Buying or Selling Our Common Stock

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the “penny stock” rules.

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Critical Accounting Policies

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"). The consolidated financial statements of the Company include the consolidated accounts of Innerscope and its’ wholly owned subsidiaries ILLC and Intela-Hear, a California limited liability company. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Upon the generation of revenue, the Company shall follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Subscription revenues shall be recognized over the period benefited. Deferred revenues shall be recorded when cash has been collected, however the related service has not yet been provided.

43

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the three months ended March 31, 2016 the Company had a net loss of $10,511 and used cash of $34,971 from operations. The Company is dependent on the Marketing Agreement with MFHC (common control). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Income taxes

The Company uses the liability method of accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance can be provided for a net deferred tax asset, due to uncertainty of realization.

Net loss per common share

Net loss per common share is computed pursuant to ASC No. 260 "Earnings Per Share." Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2016.

Recently Issued Accounting Pronouncements

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and they did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Experienced and Dedicated Personnel

We intend to maintain a highly competitive team of experienced and technically proficient employees and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which may be encouraged through a stock option plan, is essential for attracting, retaining and motivating qualified personnel. While we have not yet adopted a stock option plan, we intend to do so in the near future.

Election under JOBS Act of 2012

We have chosen to opt-in and make use of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act of 2012.

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

44

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. We are a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts our independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of our accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of our independent registered public accounting firm to file a report on our internal control over financial reporting, although our management is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

45

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period and will “opt-in” and make use of the transitional period.

Dilution

While there will be no dilution to existing shareholders from the resale offering, dilution may occur in the event we chose to raise capital through a private offering or debt financing.

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

In the future, we may issue additional shares, options and warrants and we may grant stock options to our officers, employees, directors, and consultants under a stock option plan, all of which may further dilute our net tangible book value.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Pursuant to the JOBS Act of 2012, as an emerging growth company we elected to opt into the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We elected utilize such extended transition period(s) which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the standard for the private company. This may make comparison of our financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”.

46

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any disagreements with our accountants.

Director Independence

Our board of directors is currently composed of three members, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management.

TRANSFER AGENT AND REGISTRAR

The current transfer agent and registrar for our common stock is VStock Transfer, LLC.  77 Spruce Street, Suite 201, Cedarhurst, New York 11516, Telephone 212-828-8436. Until the present time, we have acted as our own transfer agent and registrar.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding, subject to certain exceptions. We are in the process of obtaining directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

47

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Innerscope Advertising Agency, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. You may read and copy any reports, statements and other information we file at the SEC’s public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www. sec.gov.

We are not required by Nevada law to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

PENNY STOCK CONSIDERATIONS

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

  Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

  Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

  Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limit market in penny stocks; and

  Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

48

FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of InnerScope Advertising Agency, Inc.

We have audited the accompanying balance sheets of InnerScope Advertising Agency, Inc. as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. InnerScope Advertising Agency, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of InnerScope Advertising Agency, Inc.’s internal control over financial reporting as of December 31, 2015 and 2014, accordingly, we do not express an opinion thereon.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InnerScope Advertising Agency, Inc. as of December 31, 2015 and 2014, and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company incurred operating losses and negative cash flows from operations during the year ended December 31, 2015. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 9 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

May 3, 2016

F-2

INNERSCOPE ADVERTISING AGENCY, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$67,841	$972
Notes and interest receivable, officer	21,311	21,003
Due from related party	99,496	74,645
Total current assets	188,648	96,620

Security Deposit	$7,026	$3,000
Total assets	$195,674	$99,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$28,898	$3,697

Total liabilities	28,898	3,697

Commitments and contingencies

Stockholders' Equity:

Common stock, $0.0001 par value; 75,000,000 shares authorized; 20,302,000 shares issued and outstanding	2,030	2,030
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; no shares issued	—	—
Additional paid-in capital	108,170	108,170
Retained earnings (deficit)	56,576	(14,277)

Total stockholders' equity	166,776	95,923

	$195,674	$99,620

See notes to consolidated financial statements.

F-3

INNERSCOPE ADVERTISING AGENCY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2015	2014
Revenues:
Revenues, related party	$720,000	$624,000
Revenues, other	152,329	54,399

Total revenues	872,329	678,399

Operating Expenses:
Salaries and payroll taxes	459,069	487,468
Employee benefits	25,777	29,170
Advertising and marketing	143,484	79,596
Bad debt expense	14,474	—
Professional fees	77,838	59,700
Rent (including related party expense of $13,500 for 2015 and 2014)	54,000	48,000
Other general and administrative	10,077	13,983

Total operating expenses	784,719	717,917

Income (loss) from operations	87,609	(39,518)

Other income:
Interest income, officer	308	306

Income (loss) before income taxes	87,917	(39,212)

Income tax provision	17,064	—

Net income (loss)	$70,853	$(39,212)

Basic and diluted income (loss) per share	$0.00	$(0.00)

Weighted average number of common shares outstanding
Basic and diluted	20,302,000	20,202,709

See notes to consolidated financial statements.

F-4

INNERSCOPE ADVERTISING AGENCY, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2015 and 2014

			Additional		Total
	Common stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balances January 1, 2014	20,000,000	$2,000	$78,000	$24,935	$104,935

Sale of common stock	302,000	30	30,170	—	30,200

Net loss	—	—	—	(39,212)	(39,212)

Balances December 31, 2014	20,302,000	2,030	108,170	(14,277)	95,923

Net income	—	—	—	70,853	70,853

Balances December 31, 2015	20,302,000	$2,030	$108,170	$56,576	$166,776

See notes to consolidated financial statements.

F-5

INNERSCOPE ADVERTISING AGENCY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$70,853	$(39,212)
Adjustments to reconcile net income to net cash used in:
Bad debt expense	14,473	—
Changes in operating assets and liabilities:
Increase in:
Interest receivable, related party	(308)	(306)
Accounts receivable	(14,473)	—
Due from related party	(24,851)	(57,041)
Accounts payable and accrued expenses	25,201	3,535
Net cash provided by (used in) operating activities	70,895	(93,023)

Cash flows from investing activities:
Payment of security deposit	(4,026)	—
Net cash used in investing activities	(4,026)	—

Cash flows from financing activities:
Proceeds from sale of common stock	—	30,200
Net cash provided by financing activities	—	30,200

Net increase (decrease) in cash and cash equivalents	66,869	(62,823)

Cash and cash equivalents, Beginning of year	972	63,796

Cash and cash equivalents, End of year	$67,841	$972

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$2,545
Cash paid for income taxes	$—	$—

See notes to consolidated financial statements.

F-6

INNERSCOPE ADVERTISING AGENCY, INC.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

NOTE 1 - ORGANIZATION

Business

InnerScope Advertising Agency, Inc. (“Company”, “Innerscope” or “ISAA”) is a Nevada Corporation incorporated June 15, 2012, with its principal place of business in Roseville, California. ISAA was formed to provide advertising and marketing services to retail establishments in the hearing device industry. On June 20, 2012, ISAA entered into an Acquisition and Plan of Share Exchange with InnerScope Advertising Agency, LLC (“ILLC”), a commonly owned entity, whereby ISAA acquired 100% of ILLC. On November 1, 2013, ISAA entered into an Acquisition and Plan of Share Exchange with Intela-Hear, LLC (“Intela-Hear”), a commonly owned entity, whereby ISAA acquired 100% of the outstanding equity of Intela-Hear in exchange for 9,000,000 shares of the Company’s common stock. This resulted in Intela-Hear becoming a wholly-owned subsidiary of the Company.

ISAA provides a comprehensive range of services, grouped into four fundamental disciplines: advertising/marketing, customer relationship management, public relations and specialty communications. The Company serves the retail hearing aid dispensing community through generating traffic and consumer interest for hearing aid dispensing practices. During the years ended December 31, 2015 and 2014, approximately 83% and 92%, respectively, of the Company’s revenue was generated from a related party. See note 5.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRONOUNCEMENTS

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"). The consolidated financial statements of the Company include the consolidated accounts of Innerscope and its’ wholly owned subsidiaries ILLC and Intela-Hear. All intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Companies

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the benefits of this extended transition period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. These investments are carried at cost, which approximates fair value. Cash and cash equivalent balances may, at certain times, exceed federally insured limits

F-7

Accounts Receivable

The Company records accounts receivable from amounts due from its customers upon the shipment of marketing and advertising materials. The allowance for losses is established through a provision for losses charged to expenses. Receivables are charged against the allowance for losses when management believes collectability is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on evaluation of the collectability of the accounts and prior loss experience. While management uses the best information available to make its evaluations, this estimate is susceptible to significant change in the near term.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured. The Company recognizes revenue during the period in which the service is performed.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as incurred. For the years ended December 31, 2015 and 2014, advertising and marketing expense was $143,484 and $79,596, respectively.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable, due from related party, notes with interest receivable officer and accounts payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities.  The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. Deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. Interest and penalties are classified as a component of interest and other expenses. To date, the Company has not been assessed, nor paid, any interest or penalties.

Uncertain tax positions are measured and recorded by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

Earnings (Loss) Per Share

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net loss by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. As of December 31, 2015 and 2014, the Company did not have any outstanding common stock equivalents or any other potentially dilutive securities.

F-8

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

NOTE 3 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

Cash

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

Sales Concentration

Following is a summary of customers who accounted for more than ten percent (10%) of the Company’s revenues for the years ended December 31, 2015 and 2014 and the accounts receivable balance. Accounts receivable from related party is shown as due from related party on the balance sheet as of December 31, 2015:

Customer	Sales % Year Ended December 31, 2015	Sales % Year Ended December 31, 2014	Amount Due as of December 31, 2015
Moore Family Hearing Company, Inc.- Related Party	82.5%	92.0%	$99,496
Hear for Life Hearing Aid Centers	17.5%	—	$—

NOTE 4 – NOTE RECEIVABLE, STOCKHOLDER

On April 1, and June 25, 2013, in exchange for two notes receivables, the Company loaned the President of the Company $10,000 and $10,500, respectively. The terms of the notes include an interest rate of 1.5% per annum and the notes are due on their third year anniversary. Interest income, related party of $308 and $306 was recorded for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014, notes and interest receivable, related party was $21,311 and $21,003, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

On November 1, 2013, the Company acquired Intela-Hear, in exchange for 9,000,000 shares of the Company’s common stock. This resulted in Intela-Hear becoming a wholly-owned subsidiary of the Company. The shares were issued equally to Mark Moore and Kim Moore, who owned all of the outstanding equity of Intela-Hear. Because of the common ownership, all accounts were recorded at Intela-Hear’s historical cost basis. The Company also issued 510,000 shares of common stock to its’ President for services rendered. The shares were recorded as compensation expense at $40,800 ($0.08 per share), based upon the Company’s internal valuation on a discounted cash flow basis.

The Company loaned the President $20,500 during the year ended December 31, 2013 (see Note 4). The Company recorded interest income of $308 and $306 for the years ended December 31, 2015 and 2014, respectively.

F-9

Pursuant to a Marketing Agreement, the Company provides marketing programs to promote and sell hearing aid instruments and related devices to Moore Family Hearing Company (“MFHC”). MFHC owns and operates retail hearing aid stores. Based on common control of MFHC and the Company, all transactions with MFHC are classified as related party transactions. Pursuant to the Marketing Agreement, beginning in January 2014, the monthly fee was increased from $2,500 to $3,200 per retail location. There were 16 retail locations in January 2014, resulting in monthly revenue of $51,200 per month through October 2014. In November and December an additional retail location was opened each month resulting in fees of $54,400 and $57,600, respectively. For January through June 2015, there were 18 MFHC retail stores resulting in monthly revenues of $57,600, one store was added in July ($60,800 per month revenues) and one store was added in October ($64,000 per month revenues). Accordingly, included in sales for the years ended December 31, 2015 and 2014, were $720,000 and $624,000, respectively, of services provided to MFHC. The Company has offset the accounts receivable owed from MFHC for expenses of the Company that have been paid by MFHC. During the years ended December 31, 2015 and 2014, MFHC paid $384,493 and $233,027 of expenses, respectively, on behalf of the Company. As a result of these payments in addition to MFHC’s payments to the Company, the balance due from MFHC as of December 31, 2015 and 2014 is $99,496 and $74,645, respectively.

On April 1, 2013, the Company entered into a five year sublease agreement with MFHC to sublease approximately 729 square feet of office space for $1,500 per month. The monthly rent reduced the amounts owed to the Company from MFHC for the marketing services provided to MFHC. For the years ended December 31, 2015 and 2014, the Company expensed $18,000 each year.

For the years ending December 31, 2015 and 2014, the Company’s President was being compensated from MFHC, as he also held a position with MFHC. The Company has determined that 35% President’s salary should be allocated to the Company. Accordingly, the Company has expensed $50,925 and $38,931 for the President, respectively, for the years ended December 31, 2015 and 2014, respectively.

NOTE 6 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 2015 and 2014.

Income tax expense for 2015 and 2014 is as follows:

	2015	2014
Current:
Federal	$11,300	$—
State	5,764	—

	17,064	—

Deferred:
Federal	$13,332	$(13,332)
State	2,288	(2,228)
Change in Valuation allowance	(15,620)	15,620
	$—	$—

F-10

The following is a summary of the Company’s deferred tax assets at December 31, 2015 and 2014:

	2015	2014
Deferred Tax Assets:
Net operating losses	$—	$15,620
Stock-based compensation	31,868	31,868
Deferred tax liabilities	—	—
Net deferred tax assets	31,868	47,487
Valuation allowance	(31,868)	(47,487)

	$—	$—

A reconciliation between the expected tax expense (benefit) and the effective tax rate for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Statutory federal income tax rate	27.22%	(34.00%)
State taxes, net of federal income tax	13.88%	(5.83%)
Effect of change in valuation allowance	(9.51%)	39.83%
	31.59%	0%

 NOTE 7– COMMITMENTS AND CONTINGENCIES

Lease Agreements

On April 1, 2013, the Company entered into a five year sublease agreement with MFHC to sublease approximately 729 square feet of office space for $1,500 per month. The monthly rent reduced the amounts owed to the Company from MFHC for the marketing services provided to MFHC.

On February 1, 2014, the Company entered into a two year sublease agreement for approximately 2,119 square feet of office space in Roseville, Ca, for $3,000 per month. Effective February 1, 2016, the Company entered into an one year sublease for office space from MFHC for a monthly cost of $4,026.

Future rent payments based on the terms for the Company’s leases are as follows:

Twelve months ending December 31,	Amount
2016	$69,186
2017	22,026
2018	4,500
$95,712

Consulting Agreements

Effective June 20, 2012, the Company entered into an eighteen month Business Consulting Agreement (the “BCA”). Pursuant to the BCA, the consultant is to assist the Company in becoming a “public” company and the Company agreed to a monthly compensation of $2,500 and the issuance of the amount of shares equal to 4.9% of the outstanding shares of the Company at all times until the completion of the Transaction. The Company continues to use the services of the consultant on a month to month basis at the rate of $2,500 per month. For the years ended December 31, 2015 and 2014, the Company has recorded expenses of $30,000 in professional fees.

F-11

On January 20, 2014, the Company entered into a one year Investor Relations Consulting Agreement. Pursuant to the terms and conditions of the agreement, the Company agreed to compensate the consultant $10,000 and to issue 4.99% of the Company’s outstanding common stock. The Company also agreed to issue a five year warrant to purchase a number of shares equal to 4.99% of the Company’s outstanding common stock at an exercise price of $0.50 per share. Due to breach of the contract by the consultant, the Company demanded the $10,000 be returned and did not issue the common stock or the warrant to purchase shares of common stock.

NOTE 8 – STOCKHOLDERS’ EQUITY

COMMON STOCK

During the year ended December 31, 2014, the Company sold 302,000 shares of restricted common stock at $0.10 per share and received proceeds of $30,200.

As of December 31, 2015, there are 20,302,000 shares of common stock outstanding.

PREFERRED STOCK

The Company has 25,000,000 authorized shares of $0.0001 preferred stock. As of December 31, 2015 there were no shares of preferred stock issued and outstanding.

NOTE 9 – GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 2015 the Company generated net income of $70,853 and provided cash of $70,895 from operations. The Company is dependent on the Marketing Agreement with MFHC (common control). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

On April 2, 2013, The Company executed a 10 Year Supply Agreement with GN Hearing Care Corporation, DBA as GN Resound (“GN Resound”), one of the world’s leading manufacturers of hearing devices. This supply agreement enables the Company to offer hearing aids to independent hearing aid practitioners, The Company plans include setting up an alliance (the “Alliance”). The Alliance will setup members to sell private label hearing devices that are manufactured and shipped by GN ReSound. The Company hopes to increase profitability pursuant to this agreement.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 21, 2016, which is the date the financial statements were available for issuance.

F-12

INNERSCOPE ADVERTISING AGENCY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$32,870	$67,841
Notes and interest receivable, officer	21,388	21,311
Due from related party	86,518	99,496
Other receivables	35,131	—
Total current assets	175,907	188,648

Security Deposit	$4,026	$7,026
Total assets	$179,933	$195,674

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$23,667	$28,898

Total liabilities	23,667	28,898

Commitments and contingencies

Stockholders' Equity:

Common stock, $0.0001 par value; 75,000,000 shares authorized; 20,302,000 shares issued and outstanding	2,030	2,030
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; no shares issued	—	—
Additional paid-in capital	108,170	108,170
Retained earnings	46,066	56,576

Total stockholders' equity	156,266	166,776

	$179,933	$195,674

See notes to condensed consolidated financial statements.

F-13

INNERSCOPE ADVERTISING AGENCY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended March 31,
	2016	2015

Revenues:
Revenues, related party	$192,000	$172,800
Revenues, other	—	38,271
Total revenues	192,000	211,071

Operating Expenses:
Salaries and payroll taxes	142,711	107,464
Employee benefits	7,094	7,542
Advertising and marketing	11,148	35,034
Professional fees	24,914	8,925
Rent, related party	15,552	13,500
Other general and administrative	1,168	4,604

Total operating expenses	202,588	177,069

Income (loss) from operations	(10,588)	34,002

Other income:
Interest income, officer	77	77

Income (loss) before income taxes	(10,511)	34,079

Income tax provision	—	—

Net income (loss)	$(10,511)	$34,079

Basic and diluted income (loss) per share	$(0.00)	$0.00

Weighted average number of common shares outstanding
Basic and diluted	20,302,000	20,302,000

See notes to condensed consolidated financial statements.

F-14

INNERSCOPE ADVERTISING AGENCY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended March 31,
	2016	2015

Cash flows from operating activities:
Net income (loss)	$(10,511)	$34,079
Security deposit used for rent payment	3,000	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Interest receivable, related party	(77)	(77)
Other receivables	(35,131)	—
Due from related party	12,979	(14,113)
Increase (decrease):
Accounts payable and accrued expenses	(5,231)	6,103
Net cash provided by (used in) operating activities	(34,971)	25,992

Net increase (decrease) in cash and cash equivalents	(34,971)	25,992

Cash and cash equivalents, Beginning of period	67,841	972

Cash and cash equivalents, End of period	$32,870	$26,964

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

See notes to condensed consolidated financial statements.

F-15

INNERSCOPE ADVERTISING AGENCY, INC.

Notes to Condensed Consolidated Financial Statements

March 31, 2016 and 2015

(Unaudited)

NOTE 1 - ORGANIZATION

Business

InnerScope Advertising Agency, Inc. (“Company”, “Innerscope” or “ISAA”) is a Nevada Corporation incorporated June 15, 2012, with its principal place of business in Roseville, California. ISAA was formed to provide advertising and marketing services to retail establishments in the hearing device industry. On June 20, 2012, ISAA entered into an Acquisition and Plan of Share Exchange with InnerScope Advertising Agency, LLC (“ILLC”), a commonly owned entity, whereby ISAA acquired 100% of ILLC. On November 1, 2013, ISAA entered into an Acquisition and Plan of Share Exchange with Intela-Hear, LLC (“Intela-Hear”), a commonly owned entity, whereby ISAA acquired 100% of the outstanding equity of Intela-Hear in exchange for 9,000,000 shares of the Company’s common stock. This resulted in Intela-Hear becoming a wholly-owned subsidiary of the Company.

ISAA provides a comprehensive range of services, grouped into four fundamental disciplines: advertising/marketing, customer relationship management, public relations and specialty communications. The Company serves the retail hearing aid dispensing community through generating traffic and consumer interest for hearing aid dispensing practices. During the three months ended March 31, 2016 and 2015, approximately 100% and 82%, respectively, of the Company’s revenue was generated from a related party. See note 5.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRONOUNCEMENTS

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present the financial position, results of operations and cash flows for the stated periods have been made. Except as described below, these adjustments consist only of normal and recurring adjustments. Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated unaudited financial statements should be read in conjunction with a reading of the Company’s consolidated financial statements and notes thereto. Interim results of operations for the three months ended March 31, 2016 and 2015 are not necessarily indicative of future results for the full year.

The condensed consolidated financial statements of the Company include the consolidated accounts of Innerscope and its’ wholly owned subsidiaries ILLC and Intela-Hear, a California limited liability company. All intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Companies

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the benefits of this extended transition period.

F-16

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. These investments are carried at cost, which approximates fair value. Cash and cash equivalent balances may, at certain times, exceed federally insured limits

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured. The Company recognizes revenue during the period in which the service is performed.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as incurred. For the years ended March 31, 2016 and 2015, advertising and marketing expense was $11,148 and $35,034, respectively.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, due from related party, notes and interest receivable officer and accounts payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities.  The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. Deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. Interest and penalties are classified as a component of interest and other expenses. To date, the Company has not been assessed, nor paid, any interest or penalties.

Uncertain tax positions are measured and recorded by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

F-17

Earnings (Loss) Per Share

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net loss by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. As of March 31, 2016 and 2015, the Company did not have any outstanding common stock equivalents or any other potentially dilutive securities.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

NOTE 3 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

Cash

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

Sales Concentration

Following is a summary of customers who accounted for more than ten percent (10%) of the Company’s revenues for the three months ended March 31, 2016 and 2015 and the accounts receivable balance as of March 31, 2016. Accounts receivable from related party is shown as due from related party on the balance sheet as of March 31, 2016:

Customer	Sales % Three Months Ended March 31, 2016	Sales % Three Months Ended March 31, 2015	Amount Due as of March 31, 2016
Moore Family Hearing Company, Inc.- Related Party	100%	81.9%	$86,518
Hear for Life Hearing Aid Centers	—	18.1%	$—

NOTE 4 – NOTE RECEIVABLE, STOCKHOLDER

On April 1, and June 25, 2013, in exchange for two notes receivables, the Company loaned the President of the Company $10,000 and $10,500, respectively. The terms of the notes include an interest rate of 1.5% per annum and the notes are due on their third year anniversary. Interest income, related party of $77 was recorded for the three months ended March 31, 2016 and 2015. As of March 31, 2016 and December 31, 2015, notes and interest receivable, related party was $21,388 and $21,311, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company loaned the President $20,500 during the year ended December 31, 2013 (see Note 4). The Company recorded interest income of $77 for the three months ended March 31, 2016 and 2015.

F-18

Pursuant to a Marketing Agreement, the Company provides marketing programs to promote and sell hearing aid instruments and related devices to Moore Family Hearing Company (“MFHC”). MFHC owns and operates retail hearing aid stores. Based on common control of MFHC and the Company, all transactions with MFHC are classified as related party transactions. Pursuant to the Marketing Agreement, beginning in January 2014, the monthly fee was increased from $2,500 to $3,200 per retail location. For January through March 2015, there were 18 MFHC retail stores resulting in revenues of $172,800 for the three months ended March 31, 2015. For the three months ended March 31, 2016 there were 20 stores resulting in revenue of $192,000 for the three months ended March 31, 2016. The Company has offset the accounts receivable owed from MFHC for expenses of the Company that have been paid by MFHC. During the three months ended March 31, 2016, MFHC paid $50,058 expenses on behalf of the Company. As a result of these payments in addition to MFHC’s payments to the Company of $154,920 fo the three months ended March 31, 2016, the balance due from MFHC as of March 31, 2016 and December 31, 2015 is $86,518 and $99,496, respectively.

On April 1, 2013, the Company entered into a five year sublease agreement with MFHC to sublease approximately 729 square feet of office space for $1,500 per month. The monthly rent reduced the amounts owed to the Company from MFHC for the marketing services provided to MFHC. For the three months ended March 31, 2016 and 2015, the Company expensed $4,500 each period related to this lease.

On February 1, 2016, the Company entered into a one year sublease agreement with MFHC to sublease approximately 2,119 square feet of office space for $3,026 per month. The monthly rent reduced the amounts owed to the Company from MFHC for the marketing services provided to MFHC. For the three months ended March 31, 2016, the Company expensed $8,052 related to this lease.

For the three months ending March 31, 2016 and 2015, the Company’s President was being compensated from MFHC, as he also held a position with MFHC. The Company has determined that 35% President’s salary should be allocated to the Company. Accordingly, the Company has expensed $10,166 and $11,025 for the President, respectively, for the three months ended March 31, 2016 and 2015, respectively.

NOTE 6– COMMITMENTS AND CONTINGENCIES

Lease Agreements

On April 1, 2013, the Company entered into a five year sublease agreement with MFHC to sublease approximately 729 square feet of office space for $1,500 per month. The monthly rent reduced the amounts owed to the Company from MFHC for the marketing services provided to MFHC.

On February 1, 2014, the Company entered into a two year sublease agreement for approximately 2,119 square feet of office space in Roseville, Ca, for $3,000 per month. Effective February 1, 2016, the Company entered into an one year sublease for office space from MFHC for a monthly cost of $4,026.

Consulting Agreements

Effective June 20, 2012, the Company entered into an eighteen month Business Consulting Agreement (the “BCA”). Pursuant to the BCA, the consultant is to assist the Company in becoming a “public” company and the Company agreed to a monthly compensation of $2,500 and the issuance of the amount of shares equal to 4.9% of the outstanding shares of the Company at all times until the completion of the Transaction. The Company continues to use the services of the consultant on a month to month basis at the rate of $2,500 per month. For the three months ended March 31, 2016 and 2015, the Company has recorded expenses of $7,500 in professional fees.

NOTE 7 – STOCKHOLDERS’ EQUITY

COMMON STOCK

The Company has 75,000,000 authorized shares of $0.0001 common stock. As of March 31, 2016 and December 31, 2015, there are 20,302,000 shares of common stock outstanding.

F-19

PREFERRED STOCK

The Company has 25,000,000 authorized shares of $0.0001 preferred stock. As of March 31, 2016 and December 31, 2015 there were no shares of preferred stock issued and outstanding.

NOTE 8 – GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the three months ended March 31, 2016 the Company had a net loss of $10,511 and used cash of $34,971 in operations. The Company is dependent on the Marketing Agreement with MFHC (common control). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

On April 2, 2013, The Company executed a 10 Year Supply Agreement with GN Hearing Care Corporation, DBA as GN Resound (“GN Resound”), one of the world’s leading manufacturers of hearing devices. This supply agreement enables the Company to offer hearing aids to independent hearing aid practitioners, The Company plans include setting up an alliance (the “Alliance”). The Alliance will setup members to sell private label hearing devices that are manufactured and shipped by GN ReSound. The Company hopes to increase profitability pursuant to this agreement.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 18, 2016, which is the date the financial statements were available for issuance.

F-20

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

From inception up to the filing of this Form S-1, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

On June 20, 2012, 4,500,000 shares of common stock were issued each to Mr. Mark Moore and Mrs. Kimberly Moore pursuant to the Acquisition Agreement and Plan of Share Exchange with Innerscope Advertising Agency, LLC.

On June 20, 2012, 510,000 shares of common stock were issued to Matthew Moore, the Company’s President and 490,000 shares of common stock were issued to MD Capital Advisors, Inc. as founder’s shares for their services in assisting with the business plan and formation of the Company.

On November 1, 2013, 4,500,000 shares of common stock were issued each to Mr. Mark Moore and Mrs. Kimberly Moore pursuant to the Acquisition Agreement and Plan of Share Exchange with Intela-Hear, LLC.

On November 1, 2013, the Company issued 510,000 shares of common stock to Matthew Moore as additional founder’s shares for services and 490,000 shares of common stock were issued to MD Capital Advisors, Inc. pursuant to a consulting agreement.

From March 14, 2014 to June 10, 2014, the Company sold 302,000 shares of common stock to 24 accredited investors at $0.10 per share.

The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, (the “Act”) as amended.

Notwithstanding being accredited all security holders were provided with a final pre-filing copy of the Company’s Registration Statement and acknowledged having read and reviewed same and having no further questions with respect to their respective investments.

ITEM 16. EXHIBITS

The exhibits to this Registration Statement are listed on the Exhibits Index attached hereto and incorporated by reference herein.

49

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the Aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for purposes of determining liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

50

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1/A and has caused this registration statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of California, on July 15, 2016.

InnerScope Advertising Agency, Inc.

By:	/s/ Matthew Moore
Matthew Moore
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Matthew Moore	President and Director	July 15, 2016
Matthew Moore	(Principal Executive Officer)

/s/ Kimberly A Moore	Treasurer and Director	July 15, 2016
Kimberly A Moore	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1*	Articles of Incorporation
3.2*	Bylaws of InnerScope Advertising Agency, Inc.
5.1*	Opinion of Anderson Hayes, P.C.
10.1*	Private Placement Offering Memorandum
10.2*	Innerscope, Inc. Marketing Agreement between the Company and Moore Family Hearing Company, Inc.
10.3*	Acquisition Agreement and Plan of Share Exchange dated June 20, 2012, between the Company and Innerscope Advertising Agency, LLC
10.4*	Acquisition Agreement and Plan of Share Exchange dated November 1, 2013, between the Company and Intela-Hear, LLC
10.5*	Promissory Note dated April 1, 2013, between the Company and Matthew Moore
10.6*	Promissory Note dated June 25, 2013, between the Company and Matthew Moore
10.7*	June 2012 Business Consulting Agreement
10.8+	GN ReSound Sales Agreement
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of the Anderson Hayes, P.C. (included in Exhibit 5.1)

*	Previously filed.
+	Confidential Treatment has been requested for certain portions thereof pursuant to Confidential Treatment Request under Rule 406 promulgated under the Securities Act. Such provisions and attachments have been filed with the Securities and Exchange Commission.

51